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                                                                Exhibit 99.26(l)

Securian Financial Group, Inc.
400 Robert Street North
St. Paul, MN 55101-2098
www.securian.com
651.665.3500

                                                                 [SECURIAN LOGO]


September 17, 2014


Minnesota Life Insurance Company
400 Robert Street North
St. Paul, Minnesota  55101

Re:  Minnesota Life Insurance Company
     Minnesota Life Individual Variable Universal Life Policy File Numbers 333-183590 and 811-22093
     Post-Effective Amendment Number 4

Dear Sir or Madam:


This opinion is furnished in connection with the filing of Post-Effective Amendment Number 4 to the Registration Statement on Form N-6 ("Registration Statement") which covers premiums expected to be received under the ML Premier Variable Universal Life Insurance Policy ("Policies") on the form referenced above and offered by Minnesota Life Insurance Company. The prospectus included in the Registration Statement describes policies which will be offered by Minnesota Life, after Post-Effective Amendment Number 4 to the Registration Statement becomes effective, in each state where they have been approved by appropriate stateinsurance authorities. The policy form was prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereto.


In my opinion the illustrations of death benefits, accumulation values and accumulated premiums for the Policy, fully illustrated in the Statement of Additional Information, Item 25, entitled "Illustrations," based upon the assumptions stated, are consistent with the provisions of the Policies and
Minnesota Life's administrative procedures.   The rate structure of the Policies
has not been designed so as to make the relationship between premiums and benefits, as shown in the SAI, Item 25, "Illustrations," appear to be correspondingly more favorable to a prospective purchaser of a Policy for males age 35 than to prospective purchasers of Polices for a male at other ages or for
a female at other ages.   The illustrations are based on a commonly used rating
classification and premium amounts and ages appropriate for the markets in which the Policies are sold.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Robert J. Ehren

Robert J. Ehren, FSA, CLU
Senior Vice President, Life Product Manufacturing

RJE:tmy

Securian Financial Group provides financial security for individuals and businesses through its subsidiaries including Minnesota Life Insurance Company, Advantus Capital Management, Securian Financial Services and Securian Trust Company.
F62483   02-2005